EXHIBIT 99.1
For More Information:
Investor contact: Aaron Pearce 414-438-6895
Media contact: Carole Herbstreit 414-438-6882

For Immediate Release

Brady Corporation Reports Fiscal 2013 Second Quarter Results and Announces Reorganization

MILWAUKEE (February 21, 2013)--Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for the fiscal 2013 second quarter ended January 31, 2013 and also announced a reorganization of its business.

Quarter Ended January 31, 2013 Financial Results:
Sales for the fiscal 2013 second quarter ended January 31, 2013, were up 1.1 percent to $324.2 million compared to $320.6 million in the second quarter of fiscal 2012. Organic sales declined 3.1 percent, the impact of foreign currency translation increased sales by 0.2 percent, and acquisitions, net of divestitures added 4.0 percent. By segment, organic sales increased 0.6 percent in the Americas and decreased 5.0 percent in EMEA and 7.0 percent in the Asia-Pacific region.
During the second quarter of fiscal 2013, the Company acquired Precision Dynamics Corporation (“PDC”) for $301 million. PDC is a leader in identification products primarily for the healthcare sector with annual revenues of approximately $173 million. In connection with this acquisition, the Company incurred certain acquisition-related costs including a non-cash tax charge of $25.0 million related to the repatriation of cash to the U.S. and $5.1 million of other acquisition-related expenses. During the second quarter of fiscal 2013, the Company also realized a $5.2 million pre-tax gain on the settlement of an insurance claim related to the 2011 flood in Thailand. In the second quarter of last fiscal year, the Company recorded a non-cash impairment charge of $115.7 million for the write down of goodwill in the Asia-Pacific region. Non-routine and other items, along with restructuring charges are quantified on pages 11-12 of this news release for comparability purposes.
Net income (loss) in the fiscal 2013 second quarter was $(8.7) million compared to $(90.0) million in the same quarter last year. Non-GAAP net income* was $19.5 million in the second quarter of fiscal 2013, compared to $25.7 million in the second quarter of fiscal 2012.
Earnings (loss) per diluted Class A Common Share were $(0.17) in the second quarter of fiscal 2013 compared to $(1.72) in the same quarter last year. Non-GAAP Diluted Earnings per Class A Common Share* were $0.38 in the second quarter of fiscal 2013, compared to $0.49 in the second quarter of fiscal 2012.

Six Months Ended January 31, 2013 Financial Results:
Sales for the six-month period ended January 31, 2013, were down 1.3 percent to $661.8 million compared to $670.1 million in the same period last year. Organic sales were down 2.5 percent, the impact of foreign currency translation decreased sales by 1.0 percent, and acquisitions, net of divestitures added 2.2 percent.
Net income (loss) for the six months ended January 31, 2013 was $18.5 million compared to $(57.2) million in the same period of fiscal 2012. Non-GAAP net income* was $49.9 million for the six months ended January 31, 2013, compared to $58.5 million in the same period of fiscal 2012.
Earnings (loss) per diluted Class A Common Share were $0.36 for the six-month period ended January 31, 2013 compared to $(1.09) in the same period of fiscal 2012. Non-GAAP Diluted Earnings per Class A Common Share* were $0.97 for the six months ended January 31, 2013, compared to $1.12 in the same period in fiscal 2012.

Brady to Reorganize its Business:
Brady also reported that as part of its strategy to improve organic growth and profitability that it will be changing its organizational structure from geographically-based to an organization structured around three global business platforms: Identification Solutions, Workplace Safety and Die-Cut.
The Identification Solutions business will focus on innovative identification solutions for a broad range of applications including wire identification, product identification, safety and facility identification and healthcare identification. The Workplace Safety business will be expanding its multi-channel direct marketing model by providing a broader set of workplace safety products with an increased focus on e-business. The Die-Cut business will continue to provide precision solutions primarily to the global electronics industry. Mr. Matthew Williamson will lead the global Identification Solutions business. Mr. Williamson has been with Brady for 34 years and is currently serving as Vice President of the Company and President - Brady Americas. Mr. Scott Hoffman will lead the global Workplace Safety business. Mr. Hoffman has been with Brady for 27 years and is currently serving as Vice President - Corporate and Business Development of the Company. Mr. Stephen Millar will lead the Die-Cut business. Mr. Millar has been with Brady for 14 years and is currently serving as Vice President of the Company and President - Asia-Pacific. Peter Sephton, currently president of Brady's EMEA region, will be retiring from Brady effective July 31, 2013. Mr. Sephton will remain in his current role as Vice President of Brady and President - Brady EMEA through April 30, 2013 when he will resign these positions and will then assist with the transition to the new global business platforms through his retirement on July 31, 2013.

Commentary and Guidance:
“In the second quarter of fiscal 2013, we experienced slight organic sales growth in the Americas and we experienced a 5.0 percent organic sales decline in EMEA due to a challenging European economy. Our performance in Asia-Pacific was weaker than expected due to challenges in both our Australian business and our Thailand hard-disk drive business,” stated Brady's President and Chief Executive Officer, Frank M. Jaehnert. “The acquisition of PDC, a leader in the U.S. healthcare identification space, is a significant step forward in our move into faster-growing end businesses with less cyclicality. PDC provides an important anchor position for Brady in the attractive healthcare sector, which is a sector in which we plan continued investment.”
Mr. Jaehnert continued, “We believe that our reorganization around global business platforms will create better alignment of resources required to deliver increasing levels of organic sales growth. We will also be able to create a leaner, flatter organization that is closer to the customer, allowing us to reduce costs by approximately $25 million to $30 million annually, some of which will be reinvested into growth initiatives. Costs to implement this reorganization are expected to range from $15 million to $18 million. The global business reorganization will be effective May 1, 2013 with most of the restructuring completed by the end of fiscal 2013. Looking forward, I am confident that the actions we are taking, including the acquisition of PDC and the reorganization around global businesses will accelerate future sales growth and increase future profitability.”
“We anticipate continuing pressure on organic sales for the remainder of fiscal 2013 as the global macro-economy remains sluggish,” said Brady's Chief Financial Officer, Thomas J. Felmer. “Based on what we see for the remainder of the year, and including $0.05 to $0.07 of anticipated earnings from PDC as well as some savings from restructuring activities in the fourth quarter, we expect earnings per diluted Class A Common Share to be towards the lower end of our prior guidance of between $2.20 and $2.40, exclusive of non-routine items, restructuring charges, and other items, for our full-year fiscal 2013, with the fourth quarter being stronger than the third quarter. This is based on exchange rates as of January 31, 2013 and a full-year income tax rate, excluding the impact of non-routine items, in the mid-to-upper 20 percent range.”

A webcast regarding Brady's fiscal 2013 second quarter financial results will be available at www.bradycorp.com beginning at 9:30 a.m. Central Time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady's products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has millions of customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of January 31, 2013 employed approximately 8,200 people at operations in the Americas, EMEA and Asia-Pacific. Brady's fiscal 2012 sales were approximately $1.32 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

* See accompanying notes for Non-GAAP measures.

###
In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations. The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady's control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: the length or severity of the current worldwide economic downturn or timing or strength of a subsequent recovery; increased usage of e-commerce allowing for ease of price transparency; future financial performance of major markets Brady serves, which include, without limitation, telecommunications, hard disk drive, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, and transportation; future competition; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; Brady's ability to retain significant contracts and customers; fluctuations in currency rates versus the U.S. dollar; risks associated with international operations; difficulties associated with exports; risks associated with obtaining governmental approvals and maintaining regulatory compliance; Brady's ability to develop and successfully market new products; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; risks associated with restructuring plans; environmental, health and safety compliance costs and liabilities; technology changes and potential security violations to the Company's information technology systems; Brady's ability to maintain compliance with its debt covenants; increase in our level of debt; potential write-offs of Brady's substantial intangible assets; unforeseen tax consequences; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady's U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady's Form 10-K for the year ended July 31, 2012.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
Net sales	$324,182	$320,584	$661,828	$670,092
Cost of products sold	174,130	167,279	347,156	348,956
Gross margin	150,052	153,305	314,672	321,136
Operating expenses:
Research and development	8,551	9,972	17,036	19,781
Selling, general and administrative	117,240	104,843	225,501	213,775
Restructuring charges	4,031	—	4,031	—
Impairment charge	—	115,688	—	115,688
Non-routine items	(5,220)	—	(1,782)	—
Total operating expenses	124,602	230,503	244,786	349,244

Operating income (loss)	25,450	(77,198)	69,886	(28,108)

Other income and (expense):
Investment and other income (expense)	897	812	1,294	610
Interest expense	(4,406)	(4,933)	(8,569)	(9,980)

Income before income taxes	21,941	(81,319)	62,611	(37,478)

Income taxes	30,625	8,635	44,107	19,744

Net (loss) income	$(8,684)	$(89,954)	$18,504	$(57,222)

Per Class A Nonvoting Common Share:
Basic net income	$(0.17)	$(1.72)	$0.36	$(1.09)
Diluted net income	$(0.17)	$(1.72)	$0.36	$(1.09)
Dividends	$0.19	$0.185	$0.38	$0.37

Per Class B Voting Common Share:
Basic net income	$(0.17)	$(1.72)	$0.34	$(1.11)
Diluted net income	$(0.17)	$(1.72)	$0.34	$(1.11)
Dividends	$0.19	$0.185	$0.36	$0.35

Weighted average common shares outstanding (in thousands):
Basic	51,177	52,447	51,108	52,552
Diluted	51,177	52,447	51,507	52,552

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	(Unaudited)
	January 31, 2013	July 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$141,311	$305,900
Accounts receivable—net	229,219	199,006
Inventories:
Finished products	75,040	64,740
Work-in-process	17,549	15,377
Raw materials and supplies	32,242	25,407
Total inventories	124,831	105,524
Prepaid expenses and other current assets	47,656	40,424
Total current assets	543,017	650,854
Other assets:
Goodwill	877,972	676,791
Other intangible assets	185,495	84,119
Deferred income taxes	6,032	45,356
Other	22,711	20,584
Property, plant and equipment:
Cost:
Land	9,145	8,651
Buildings and improvements	105,501	101,962
Machinery and equipment	313,512	292,130
Construction in progress	12,444	10,417
	440,602	413,160
Less accumulated depreciation	289,860	283,145
Property, plant and equipment—net	150,742	130,015
Total	$1,785,969	$1,607,719
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Notes payable	$112,340	$—
Accounts payable	103,197	86,646
Wages and amounts withheld from employees	40,564	54,629
Taxes, other than income taxes	8,313	9,307
Accrued income taxes	8,869	14,357
Other current liabilities	46,930	40,815
Current maturities on long-term debt	61,264	61,264
Total current liabilities	381,477	267,018
Long-term obligations, less current maturities	264,417	254,944
Other liabilities	102,225	76,404
Total liabilities	748,119	598,366
Stockholders’ investment:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 and 51,261,487 shares, respectively and outstanding 47,711,496 and 47,630,926 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	315,425	313,008
Earnings retained in the business	731,294	732,290
Treasury stock—3,234,991 and 3,245,561 shares, respectively of Class A nonvoting common stock, at cost	(88,354)	(92,600)
Accumulated other comprehensive income	81,475	59,411
Other	(2,538)	(3,304)
Total stockholders’ investment	1,037,850	1,009,353
Total	$1,785,969	$1,607,719

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	(Unaudited) Six Months Ended January 31,
	2013	2012
Operating activities:
Net income (loss)	$18,504	$(57,222)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,046	22,176
Non-cash portion of restructuring charges	200	—
Non-cash portion of stock-based compensation expense	6,868	5,506
Impairment charge	—	115,688
Loss (gain) on sales of businesses	3,138	—
Deferred income taxes	26,050	(4,831)
Changes in operating assets and liabilities (net of effects of business acquisitions/divestitures):
Accounts receivable	(5,418)	6,029
Inventories	(4,475)	(11,814)
Prepaid expenses and other assets	(2,772)	(5,155)
Accounts payable and accrued liabilities	(13,629)	(36,297)
Income taxes	(6,318)	9,221
Net cash provided by operating activities	44,194	43,301
Investing activities:
Purchases of property, plant and equipment	(15,667)	(11,100)
Payments of contingent consideration	—	(2,580)
Settlement of net investment hedges	—	(797)
Acquisition of business, net of cash acquired	(300,757)	—
Sales of businesses, net of cash retained	10,178	—
Other	(549)	(128)
Net cash used in investing activities	(306,795)	(14,605)
Financing activities:
Payment of dividends	(19,499)	(19,452)
Proceeds from issuance of common stock	4,409	2,301
Purchase of treasury stock	(5,121)	(12,309)
Proceeds from borrowings on credit revolver	220,000	—
Repayment of borrowings on credit revolver	(112,472)	—
Income tax benefit from the exercise of stock options and deferred compensation distribution, and other	1,273	566
Net cash provided by (used in) financing activities	88,590	(28,894)
Effect of exchange rate changes on cash	9,422	(9,442)
Net decrease in cash and cash equivalents	(164,589)	(9,640)
Cash and cash equivalents, beginning of period	305,900	389,971
Cash and cash equivalents, end of period	$141,311	$380,331
Supplemental disclosures:
Cash paid during the period for:
Interest, net of capitalized interest	$7,866	$9,521
Income taxes, net of refunds	19,964	16,189
Acquisitions:
Fair value of assets acquired, net of cash	$168,675	$—
Liabilities assumed	(57,860)	—
Goodwill	189,942	—
Net cash paid for acquisitions	$300,757	$—

Information by regional segment for the three and six months ended January 31, 2013 and 2012 is as follows:

(Dollars in Thousands)	Americas	EMEA	Asia-Pacific	Total Region	Corporate and Eliminations	Total
SALES TO EXTERNAL CUSTOMERS
Three months ended:
January 31, 2013	$147,716	$94,395	$82,071	$324,182	—	$324,182
January 31, 2012	$138,405	$95,593	$86,586	$320,584	—	$320,584

Six months ended:
January 31, 2013	$296,408	$187,628	$177,792	$661,828	—	$661,828
January 31, 2012	$292,267	$192,949	$184,876	$670,092	—	$670,092

SALES INFORMATION
Three months ended January 31, 2013:
Organic	0.6%	(5.0)%	(7.0)%	(3.1)%	—%	(3.1)%
Currency	(0.4)%	(0.3)%	1.8%	0.2%	—%	0.2%
Acquisitions/Divestitures	6.5%	4.0%	0.0%	4.0%	—%	4.0%
Total	6.7%	(1.3)%	(5.2)%	1.1%	—%	1.1%

Six months ended January 31, 2013:
Organic	(0.1)%	(4.1)%	(4.6)%	(2.5)%	—%	(2.5)%
Currency	(0.8)%	(3.0)%	0.8%	(1.0)%	—%	(1.0)%
Acquisitions/Divestitures	2.3%	4.3%	0.0%	2.2%	—%	2.2%
Total	1.4%	(2.8)%	(3.8)%	(1.3)%	—%	(1.3)%

SEGMENT PROFIT
Three months ended:
January 31, 2013	$32,336	$23,723	$5,514	$61,573	$(1,794)	$59,779
January 31, 2012	$35,798	$26,562	$7,733	$70,093	$(2,359)	$67,734
Percentage change	(9.7)%	(10.7)%	(28.7)%	(12.2)%		(11.7)%

Six months ended:
January 31, 2013	$76,969	$47,290	$17,569	$141,828	$(3,767)	$138,061
January 31, 2012	$79,028	$52,861	$21,037	$152,926	$(5,622)	$147,304
Percentage change	(2.6)%	(10.5)%	(16.5)%	(7.3)%		(6.3)%

NET INCOME RECONCILIATION (dollars in thousands)
	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
Total profit for reportable segments	$61,573	$70,093	$141,828	$152,926
Corporate and eliminations	(1,794)	(2,359)	(3,767)	(5,622)
Unallocated amounts:
Administrative costs	(35,518)	(29,244)	(65,926)	(59,724)
Restructuring charges	(4,031)	—	(4,031)	—
Impairment charge	—	(115,688)	—	(115,688)
Non-routine items	5,220	—	1,782	—
Investment and other income	897	812	1,294	610
Interest expense	(4,406)	(4,933)	(8,569)	(9,980)
Income (loss) before income taxes	21,941	(81,319)	62,611	(37,478)
Income taxes	30,625	8,635	44,107	19,744
Net (loss) income	$(8,684)	$(89,954)	$18,504	$(57,222)

GAAP TO NON-GAAP MEASURES
(Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
EBITDA:
Brady is presenting EBITDA because it is used by many of our investors and lenders, and is presented as a convenience to them. EBITDA represents net income before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles ("GAAP"). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Income data. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

	Fiscal 2013
	Q1	Q2	Q3	Q4	Total
EBITDA:
Net income (loss)	$27,188	$(8,684)			$18,504
Interest expense	4,163	4,406			8,569
Income taxes	13,482	30,625			44,107
Depreciation and amortization	10,675	11,371			22,046

EBITDA (non-GAAP measure)	$55,508	$37,718	—	—	$93,226

	Fiscal 2012
	Q1	Q2	Q3	Q4	Total
EBITDA:
Net income (loss)	$32,732	$(89,954)	$27,652	$11,659	$(17,911)
Interest expense	5,047	4,933	4,735	4,375	19,090
Income taxes	11,109	8,635	9,676	11,241	40,661
Depreciation and amortization	11,241	10,935	10,745	11,066	43,987
Impairment charge	—	115,688	—	—	115,688

EBITDA (non-GAAP measure)	$60,129	$50,237	$52,808	$38,341	$201,515

GAAP TO NON-GAAP MEASURES
(Dollars in Thousands, Except Per Share Amounts)

Income Before Taxes Excluding Restructuring Charges, Non-Routine Items, and Other:
Brady is presenting the Non-GAAP measure "Income Before Taxes Excluding Restructuring Charges, Non-Routine Items, and Other." This is not a calculation based upon GAAP. The amounts included in this Non-GAAP measure are derived from amounts included in the Condensed Consolidated Statements of Income data. We do not view these items to be part of our sustainable results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of Income (Loss) Before Taxes to Income Before Taxes Excluding Restructuring Charges, Non-Routine Items, and Other:

	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
Income (loss) before taxes (GAAP measure)	$21,941	$(81,319)	$62,611	$(37,478)
Non-routine items - pre-tax
Gain on Thailand insurance recovery	(5,220)	—	(5,220)	—
Loss on the sale of Brady Medical	—	—	3,675	—
Gain on the sale of Varitronics	—	—	(237)	—
Non-routine items - pre-tax	(5,220)	—	(1,782)	—

Other items - pre-tax
Cost of goods sold
Purchase accounting expense related to inventory	1,530	—	1,530	—
Selling, general and administrative
PDC acquisition-related expenses	3,600	—	3,600	—
Restructuring charges	4,031	—	4,031	—
Impairment charge	—	115,688	—	115,688
Income taxes
Non-cash tax charge	—	—	—	—
Other items - pre-tax	9,161	115,688	9,161	115,688

Income Before Taxes Excluding Restructuring Charges,
Non-Routine Items, and Other (Non-GAAP measure)	$25,882	$34,369	$69,990	$78,210

Income Taxes Excluding Restructuring Charges, Non-Routine Items, and Other:
Brady is presenting the Non-GAAP measure "Income Taxes Excluding Restructuring Charges, Non-Routine Items, and Other." This is not a calculation based upon GAAP. The amounts included in this Non-GAAP measure are derived from amounts included in the Condensed Consolidated Statements of Income data. We do not view these items to be part of our sustainable results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of Income Taxes to Income Taxes Excluding Restructuring Charges, Non-Routine Items, and Other:

	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
Income taxes (GAAP measure)	$30,625	$8,635	$44,107	$19,744
Non-routine items - tax effect
Gain on Thailand insurance recovery	(1,201)	—	(1,201)	—
Loss on the sale of Brady Medical	—	—	1,098	—
Gain on the sale of Varitronics	—	—	(875)	—
Non-routine items - tax effect	(1,201)	—	(978)	—

Other items - tax effect
Cost of goods sold
Purchase accounting expense related to inventory	581	—	581	—
Selling, general and administrative
PDC acquisition-related expenses	641	—	641	—
Restructuring charges	750	—	750	—
Impairment charge	—	—	—	—
Income taxes
Non-cash tax charge	(25,000)	—	(25,000)	—
Other items - tax effect	(23,028)	—	(23,028)	—

Income Taxes Excluding Restructuring Charges,
Non-Routine Items, and Other (Non-GAAP measure)	$6,396	$8,635	$20,101	$19,744

GAAP TO NON-GAAP MEASURES
(Dollars in Thousands, Except Per Share Amounts)

Net Income Excluding Restructuring Charges, Non-Routine Items, and Other:
Brady is presenting the Non-GAAP measure "Net Income Excluding Restructuring Charges, Non-Routine Items, and Other." This is not a calculation based upon GAAP. The amounts included in this Non-GAAP measure are derived from amounts included in the Condensed Consolidated Statements of Income data. We do not view these items to be part of our sustainable results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of Net (Loss) Income to Net Income Excluding Restructuring Charges, Non-Routine Items, and Other:

	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
Net (loss) income (GAAP measure)	$(8,684)	$(89,954)	$18,504	$(57,222)
Non-routine items - net of tax
Gain on Thailand insurance recovery	(4,019)	—	(4,019)	—
Loss on the sale of Brady Medical	—	—	2,577	—
Gain on the sale of Varitronics	—	—	638	—
Non-routine items - net of tax	(4,019)	—	(804)	—

Other items - net of tax
Cost of goods sold
Purchase accounting expense related to inventory	949	—	949	—
Selling, general and administrative
PDC acquisition-related expenses	2,959	—	2,959	—
Restructuring charges	3,281	—	3,281	—
Impairment charge	—	115,688	—	115,688
Income taxes
Non-cash tax charge	25,000	—	25,000	—
Other items - net of tax	32,189	115,688	32,189	115,688

Net Income Excluding Restructuring Charges,
Non-Routine Items, and Other (Non-GAAP measure)	$19,486	$25,734	$49,889	$58,466

Diluted Net Income Per Class A Nonvoting Common Share Excluding Restructuring Charges, Non-Routine Items, and Other:
Brady is presenting the Non-GAAP measure "Diluted Net Income Per Class A Nonvoting Common Share Excluding Restructuring Charges, Non-Routine Items, and Other." This is not a calculation based upon GAAP. The amounts included in this Non-GAAP measure are derived from amounts included in the Condensed Consolidated Statements of Income data. We do not view these items to be part of our sustainable results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of Diluted Net (Loss) Income Per Class A Nonvoting Common Share to Diluted Net Income Per Class A Nonvoting Common Share Excluding Restructuring Charges, Non-Routine Items, and Other:

	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
Diluted Net (Loss) Income Per Class A Nonvoting Share	$(0.17)	$(1.72)	$0.36	$(1.09)
(GAAP measure)
Non-routine items
Gain on Thailand insurance recovery	(0.08)	—	(0.08)	—
Loss on the sale of Brady Medical	—	—	0.05	—
Gain on the sale of Varitronics	—	—	0.01	—
Non-routine items	(0.08)	—	(0.02)	—

Other items
Cost of goods sold
Purchase accounting expense related to inventory	0.02	—	0.02	—
Selling, general and administrative
PDC acquisition-related expenses	0.06	—	0.06	—
Restructuring charges	0.06	—	0.06	—
Impairment charge	—	2.21	—	2.21
Income taxes
Non-cash tax charge	0.49	—	0.49	—
Other items	0.63	2.21	0.63	2.21

Diluted Net Income Per Class A Nonvoting Share Excluding
Restructuring Charges, Non-Routine Items, and Other
(Non-GAAP measure)	$0.38	$0.49	$0.97	$1.12